EXHIBIT 5.1
                                                                     -----------

                                  April 7, 2004

Genus, Inc.
1139 Karlstad Drive
Sunnyvale, CA 94086

          RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies  and  Gentlemen:

          We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Genus, Inc., a California corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about April 8, 2004, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the 2000 Stock Plan, as amended (the "Plan"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

          It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional  Corporation

                                /s/ Wilson Sonsini Goodrich & Rosati



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